APRIL 27, 1998

MS. ADORA MAGUIRE
P.O. BOX 804
WHITEFISH, MT  59937-0804

DEAR ADORA,

THIS IS A PROPOSAL FOR A THREE-YEAR EMPLOYMENT CONTRACT BETWEEN YOURSELF AS DIRECTOR OF MARKETING AND SALES AND WINTER SPORTS, INC. DAB THE BIG MOUNTAIN SKI AND SUMMER RESORT.

1. THIS CONTRACT IS GOOD FOR THREE FULL YEARS COMMENCING APRIL 27, 1998 AND ENDING APRIL 26, 2001 WITH THE FOLLOWING PROVISIONS. AT THE END OF YEAR ONE (APRIL 1999) BOTH PARTIES MAY EXERCISE A MUTUAL OPTION TO RENEW FOR THE SECOND TERM OF TWO YEARS. THE COMPANY AND YOU AS AN EMPLOYEE WILL BE OBLIGATED TO COMMUNICATE INTENT RELATIVE TO THE OPTION NO LATER THAN MARCH 1, 1999.

2. PAYMENT FOR THE TERM WILL BE BASED ON A STARTING SALARY OF $58,000 PER YEAR INCLUDING THREE WEEKS OF PAID VACATION PER YEAR. A PERFORMANCE BONUS, DISCUSSED BELOW, WILL BE AVAILABLE. RAISES MAY BE GIVEN AT THE DISCRETION OF MANAGEMENT.

3. SHOULD THE COMPANY TERMINATE YOU OR SHOULD YOU OPT NOT TO RENEW AT THE RENEWAL DATE AFTER YEAR ONE, ANY UNUSED VACATION WILL BE PAID AS INCOME TO YOU.

4. DURING THE TERM A TRAINED STAFF WILL BE IN PLACE ALLOWING FOR GROWTH IN SALES AND MARKETING EFFECTIVENESS AS OUTLINED IN THE 1998/99 STRATEGIC PLAN. THIS STAFF WILL INCLUDED AT LEAST THE FOLLOWING IN ADDITION TO YOU AS DIRECTOR:

          ADMINISTRATIVE ASSISTANT TO THE DIRECTOR
          SALES MANAGER
          THREE REGIONAL SALES PEOPLE
          SALES ADMINISTRATIVE COORDINATOR
          PUBLIC RELATIONS MANAGER
          SPECIAL EVENTS COORDINATOR

5. WITH THE EXCEPTION OF THE SPECIAL EVENTS COORDINATOR, ALL POSITIONS WILL BE FULL TIME, YEAR ROUND WITH ALL EARNED BENEFITS FOR THE TERM OF THIS CONTRACT UNLESS MUTUALLY AGREED BY MANAGEMENT AND THE DIRECTOR OF MARKETING AND SALES.

6.    AN ANNUAL INCENTIVE BONUS PLAN IS AVAILABLE TO YOU AS DIRECTOR OF
MARKETING AND SALES OF UP TO 20% OF YOUR GROSS SALARY.   PAYMENT OF THIS BONUS
WILL REFLECT YOUR LEADERSHIP OF THE TEAM IN ACHIEVEMENT OF STRATEGIC AND
FINANCIAL GOALS.   AN ADDITIONAL BONUS OF 15% OF GROSS SALARY WILL BE AVAILABLE
TO YOU IF STRETCH GOALS ARE MET IN EACH YEAR. A SEPARATE WRITTEN AGREEMENT SIGNED BY YOU AND VP GSMC WILL OUTLINE THE SPECIFIC GOALS AND THE MEASURES THAT WILL BE USED TO EVALUATE THESE GOALS THROUGHOUT THE YEAR. THIS AGREEMENT WILL BE IN FORCE BY JUNE 1 IN EACH YEAR OF THE CONTRACT AND ADMINISTERED BY VP, GSMC IN CONCERT WITH YOU AND THE DIRECTOR OF FINANCE.

7. AN ADDITIONAL SALES INCENTIVE PLAN WILL BE DEVELOPED AND MUTUALLY AGREED TO BY YOU AS DIRECTOR OF MARKETING AND SALES AND MICHELE REESE, VP, GSMC THAT WILL COVER THE ELIGIBLE MEMBERS OF THE SALES AND MARKETING TEAMS. THE PURPOSE OF THIS PLAN IS TO CLARIFY GOALS AND INSPIRE YOUR TEAM TO FOCUS AND MEET OR EXCEED THE TARGETS SET OUT IN THE ANNUAL STRATEGIC PLAN. ADMINISTRATION OF THIS INCENTIVE PLAN IS A SHARED RESPONSIBILITY OF THE DIRECTOR OF THE MARKETING AND SALES AND THE DIRECTOR OF FINANCE WITH APPROVAL BY VP, GSMC. THE DETAILS OF THIS PLAN INCLUDING THE ELIGIBLE STAFF MEMBERS AND BONUS AMOUNTS AVAILABLE WILL BE DEVELOPED AND SIGNED BY THE ELIGIBLE MEMBERS OF THE TEAM BY JUNE 5 IN EACH YEAR. ONLY THOSE ELIGIBLE TEAM MEMBERS ON STAFF DURING AN ENTIRE QUARTER WILL BE ELIGIBLE TO RECEIVE BONUS PAYMENTS FOR THAT QUARTER.

8. SHOULD YOU BE TERMINATED BEFORE THE END OF A FISCAL YEAR BONUS PERIOD, BONUSES EARNED IN THAT BONUS YEAR ARE FORFEITED.
9. ANY CHANGE TO THIS AGREEMENT MUST BE IN WRITING AND SIGNED BY BOTH PARTIES AT LEAST TWO WEEKS PRIOR TO ANY SUCH CHANGES.



/S/ ADORA MAGUIRE  5/1/98      /S/ MICHELE REESE  5/1/98
-------------------------      -------------------------

  ADORA MAGUIRE     DATE         MICHELE REESE      DATE
  DIRECTOR OF MARKETING          VP, GUEST SERVICES,